Exhibit 4.5

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of May 30, 2009, among Verso Paper Five Corp., a Delaware corporation, Verso Fiber Farm LLC, a Delaware limited liability company, and Verso Maine Energy LLC, a Delaware limited liability company (collectively, the “New Guarantors”), each a subsidiary of Verso Paper Holdings LLC, a Delaware limited liability company (the “Company”), the Company, Verso Paper Inc., a Delaware corporation (“Finance Co” and, together with the Company, the “Issuers”), and WILMINGTON TRUST COMPANY, as trustee under the indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Issuers and the existing Guarantors have heretofore executed and delivered to the Trustee an indenture (as amended, supplemented or otherwise modified, the “Indenture”) dated as of August 1, 2006, providing for the issuance of the Issuers’ 9 1/8% Second Priority Senior Secured Fixed Rate Notes due 2014 and Second Priority Senior Secured Floating Rate Notes due 2014 (collectively, the “Securities”), initially in the aggregate principal amount of $600,000,000;

WHEREAS, Section 4.11 of the Indenture provides that under certain circumstances the Issuers are required to cause the New Guarantors to execute and deliver to the Trustee a supplemental indenture pursuant to which the New Guarantors shall unconditionally guarantee all of the Issuers’ obligations under the Securities pursuant to a Guarantee on the terms and conditions set forth herein; and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee, the Issuers and the existing Guarantors are authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Guarantors, the Issuers and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the Securities as follows:

(1) Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

(2) Agreement to Guarantee. Each New Guarantor hereby agrees, jointly and severally with all existing Guarantors (if any), to unconditionally guarantee the Issuers’ obligations under the Securities on the terms and subject to the conditions set forth in Article 12 of the Indenture and to be bound by all other applicable provisions of the Indenture and the Securities and to perform all of the obligations and agreements of a Guarantor under the Indenture.

(3) Notices. All notices or other communications to the New Guarantors shall be given as provided in Section 13.02 of the Indenture.

(4) Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby.

(5) Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(6) Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

(7) Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

(8) Effect of Headings. The Section headings herein are for convenience only and shall not effect the construction hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, as of the date first above written.

VERSO PAPER FIVE CORP.

By:	/s/ Robert P. Mundy
Name: Robert P. Mundy
Title: Senior Vice President and Chief Financial Officer

VERSO FIBER FARM LLC

By:	/s/ Robert P. Mundy
Name: Robert P. Mundy
Title: Senior Vice President and Chief Financial Officer

VERSO MAINE ENERGY LLC

By:	/s/ Robert P. Mundy
Name: Robert P. Mundy
Title: Senior Vice President and Chief Financial Officer

VERSO PAPER HOLDINGS LLC

By:	/s/ Robert P. Mundy
Name: Robert P. Mundy
Title: Senior Vice President and Chief Financial Officer

VERSO PAPER INC.

By:	/s/ Robert P. Mundy
Name: Robert P. Mundy
Title: Senior Vice President and Chief Financial Officer

WILMINGTON TRUST COMPANY, as Trustee

By:	/s/ Michael G. Oller, Jr.
Name: Michael G. Oller, Jr.
Title: Assistant Vice President